CONSULTING AGREEMENT

AGREEMENT made effective as of this 7th day of December 2005, by and between Pluris Partners, Inc., a Florida Corporation, hereinafter referred to as ("the Consultant") and Analytical Surveys, Inc, a Colorado corporation ("ANLT"), with principal offices at 9725 Datapoint Drive, Suite 300B, San Antonio, Texas 78229.

WHEREAS, the Consultant is engaged in the business of providing services and venues for identifying strategic partnerships, business opportunities, product distribution, capital findings, business development, market evaluation, security product analysis in the global markets and ANLT desires to identify and embark on these various potential opportunities while improving the growth of its operations after completion of an appropriate acquisition, and

WHEREAS, ANLT desires to secure the efforts of consultant who is capable of providing these services to ANLT and its customer base; and

WHEREAS, Consultant desires to provide services to ANLT; and

WHEREAS, ANLT desires to retain the services of Consultant as provided herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment

ANLT hereby appoints and engages Consultant as its advisor and hereby retains and employs Consultant on the terms and conditions of this Consulting Agreement. Consultant accepts such appointment and agrees to perform the services upon the terms and conditions of said Consulting Agreement all on a non-exclusive basis.

2. Services

During the term of this Consulting Agreement Consultant shall furnish the following services:

    Develop project plan. Consultant shall develop a project plan with set timelines and the key responsibilities for Consultant and ANLT for the services to be provided by Consultant.

    Identify merger & acquisition candidates. Consultant will act to identify appropriate M&A candidates and to initiate merger discussions with these candidates, as well as with those put forth by the Company and its board. Consultant will act in an advisory capacity to consummate a transaction with one or more appropriate candidates.

    Recapitalization. Consultant will advise the Company on alternatives for its market capitalization and capital structure.

d. Services

Consultant shall perform any investment banking related activities on behalf of ANLT as a condition of this Agreement. For the purposes of this Agreement investment banking activities shall be defined as being any of the following:

    The negotiation and/or securing of public or private debt for ANLT.

    The negotiation and/or securing of any public or private equity for ANLT.

    The production of any documentation that is to be utilized for the purposes and activities outlined in subheadings (1) and (2) above.

    Any other activities as may normally be associated with the practice of investment banking.

    The parties hereto recognize that certain responsibilities and obligations are imposed by Federal and State securities laws and by the applicable rules and regulations of stock exchanges, the National Association of Securities Dealers, in-house "due diligence" or "compliance" departments of brokerage houses, etc. Accordingly, Consultant agrees NOT to release any financial or other information or data about ANLT or customers of ANLT without the consent and approval of ANLT, and in any event only if such information or data has been generally released or promulgated by ANLT.

    4. Term of Agreement

    This Consulting Agreement shall become effective upon execution hereof and shall continue thereafter and remain in effect for a period of 180 days. It is expressly acknowledged and agreed by and between the parties hereto that Consultant shall not be obligated to provide any services and/or perform any work related to this Consulting Agreement until such time any agreed and/or specified retainer (deposit, initial fee, down payment) in U.S. funds, and/or other specified and/or agreed valuable consideration, has been received by Consultant or as identified below.

    5. Duties of ANLT

            ANLT shall supply Consultant, on a regular and timely basis with all approved data and information about ANLT or its customer(s), its management, its products, and its operations and ANLT shall be responsible for advising Consultant of any facts which would affect the accuracy of any prior data and information previously supplied to Consultant so that Consultant may take corrective action.

      ANLT shall act diligently and promptly in reviewing materials submitted to it by Consultant to enhance timely distribution of the materials and shall inform Consultant of any inaccuracies contained therein within a reasonable time prior to the projected or known publication date.

      ANLT shall cooperate fully and timely with Consultant to enable Consultant to perform its duties and obligations under this Consulting Agreement.

6. Representation, Undertakings and Indemnification

    ANLT shall be deemed to make a continuing representation of the accuracy of any and all material facts, information and data which it supplies to Consultant. ANLT represents that said information is neither false nor misleading, nor omits to state a material fact and has been reviewed and approved by counsel to ANLT. Consultant, in the absence of notice in writing from ANLT, will rely on the continuing accuracy of material, information and data supplied by ANLT and ANLT acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its functions hereunder.

    ANLT acknowledges that Consultant reports are not intended to be used in the sale or offering of securities.

    The execution and performance of this Consulting Agreement by ANLT has been duly authorized by the Board of Directors of ANLT in accordance with applicable law, and, to the extent required, by the requisite number of shareholders of ANLT.

    The performance by ANLT of this Consulting Agreement will not violate any applicable court decree or order, law or regulation, nor will it violate any provision of the organizational documents and/or bylaws of ANLT or any contractual obligation by which ANLT may be bound.

7. Project Fee.

As partial consideration of services rendered by Consultant during the initial term of this Consulting Agreement, ANLT shall pay to Consultant a fee ("Project Fee") equal to:

    75,000 shares of restricted ANLT common stock issuable within 30 days of execution of this Agreement. These shares shall be registered for resale on a Registration Statement on Form S-8 by the ANLT within twenty-five (25) days of the issuance of such shares.

    Seven Thousand & Five Hundred Dollars ($7,500.00) upon execution of this agreement, and Seven Thousand & Five Hundred Dollars ($7,500.00) on February 1, 2006.

    If the project involves or relates to the oil & gas industry, in lieu of the consideration set forth in paragraph 8 below, a carried interest in properties for which an agreement is executed, to be negotiated, not to exceed 3%.

8. Equity/Debt Financing--Success Fee.

In the event of any merger/acquisition between ANLT and a candidate identified by Consultant, and except in the case of a project involving or relating to the oil & gas industry, during the term of this Agreement or within the twelve-month period following the termination of this Agreement, ANLT agrees to pay to Consultant at the closing of such Purchase a fee ("Success Fee") based upon total cash consideration delivered by or to ANLT as a result of the transaction, including all economic benefits realized. Such economic benefits shall include, but are not limited to, any contingent consideration and other post-closing payments, consideration paid to the stockholders and indebtedness for borrowed money directly assumed by the ANLT in connection with a transaction (all such consideration and/or economic benefits, "Consideration").

The Success Fee shall utilize the Lehman formula of 5%, 4%, 3%, 2%, 1% of the Consideration and will be due and payable at closing in cash.

A candidate is defined as one in which has been qualified by ANLT and accepted in writing by ANLT via the formal candidate list, which was presented in writing by Consultant.

9. Indemnity.

ANLT agrees to indemnify, Consultant, its officers, directors, employees and agents from any liability, claim or expense, including reasonable attorneys' fees, arising out of or in connection with this Agreement or the services of Consultant hereunder, except to the extent such liability, claim or expense is attributable to the negligence or the intentional misconduct of Consultant. Except due to intentional misconduct of ANLT, in no event shall ANLT be liable to Consultant for consequential, special or incidental damages arising under or in connection with this Agreement, even if ANLT has been advised of the possibility of such damages.

Consultant agrees to indemnify ANLT, its officers, directors, employees and agents from any liability, claim or expense, including reasonable Attorneys' fees, arising out of or in connection with this Agreement to the extent that such liability, claim or expense is solely attributable to the negligence or intentional misconduct of Consultant in performing the services which are the subject of this Agreement. Except due to intentional misconduct of Consultant, in no event shall Consultant be liable to ANLT for consequential, special or incidental damages arising under or in connection with this Agreement, even if Consultant has been advised of the possibility of such damages.

10. Independent Contractor

    The Consultant is and in all respects deemed to be, an independent contractor in the performance of its duties hereunder, any law of any jurisdiction to the contrary notwithstanding.

    The Consultant will not, by reason of this Agreement or the performance of the Services, be or be deemed to be, an employee, agent, partner, co-venturer or controlling person of the Company, and the Consultant will have no power to enter into any agreement on behalf of or otherwise bind the Company.

    Consultant has no authority to bind ANLT or any affiliate of ANLT to any legal action, contract, agreement, or purchase. Any such action, without the express written consent of ANLT, cannot be construed to be made in good faith and would be the sole responsibility of Consultant.

    The Consultant shall be free to pursue, conduct and carry on for its own account (or for the account of others) such activities, employment ventures, businesses and other pursuits as the Consultant in its sole, absolute and unfettered discretion may elect.

    Notwithstanding section 10 d, no activity, employment, venture, business or other pursuit of the Consultant during the term of this Agreement will conflict with the Consultant' obligations under this Agreement or be adverse to the Company's interests during the term of this Agreement.

    Consultant is not entitled to any medical coverage, life insurance, savings plans, health insurance, or any and all other benefits afforded ANLT employees. Consultant shall be responsible for all workers' compensations payments. Consultant shall be solely responsible for any Federal, State or local taxes related to the delivery of services under this Agreement. Consultant shall indemnify ANLT and herein hold ANLT harmless for any and all such payments and should ANLT for any reason by required to pay any such amounts, hereby commits to make such payments on ANLT's behalf.

11. Amendments

This Consulting Agreement may be modified or amended, provided such modifications or amendments are mutually agreed upon by and between the parties hereto and that said modifications or amendments are made in writing and signed by both parties.

12. Severability

If any provision of this Consulting Agreement shall be held to be contrary to law, invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Consulting Agreement is contrary to law, invalid or unenforceable, and that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

13. Termination of Agreement

This Agreement shall terminate:

    In the event ANLT fails or refuses to cooperate with Consultant or fails or refuses to make timely payment of the compensation set forth above, Consultant shall have the right to terminate any further performance under this Consulting Agreement. In such event, and upon notification thereof, all compensation shall become immediately due and payable and/or deliverable, and Consultant shall be entitled to receive and retain the same as liquidated damages and not as a penalty, in lieu of all other remedies the parties hereby acknowledge and agree that it would be too difficult currently to determine the exact extent of Consultant's damages, but that the receipt and retention of such compensation is a reasonable present estimate of such damage.

    Upon the bankruptcy or liquidation of the other party; whether voluntary or involuntary;

    Upon the other party taking the benefit of any insolvency law;

    Upon the other party having or applying for a receiver appointed for either party; or

    Upon the expiration of the term of this Consulting Agreement.

14. Non-waiver

The failure of a party, at any time, to require specific performance by the other party shall not be construed as a waiver of such right to require such performance in the future.

15. Notices

All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address which notice pursuant to this section may be given, and shall be given at the time of personal delivery or three (3) business days after being mailed via certified mail or express mail or delivered to a nationally recognized courier service. Any notices to be given hereunder shall be effective if executed by and sent by the attorneys for the parties giving such notice, and in connection therewith the parties and their respective counsel agree that in giving such notice such counsel may communicate directly in writing with such parties to the extent necessary to give such notice.

16. Inurnment

This Consulting Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and assigns.

17. Entire Agreement

This Consulting Agreement contains the entire agreement of the parties and may be modified or amended only by agreement in writing, signed by the party against whom enforcement of any waiver, change, amendment, modification, extension or discharge is sought. It is declared by both parties that there are no oral or other agreements or understanding between them affecting this Consulting Agreement, or relating to the business of Consultant. This Consulting Agreement supersedes all previous agreements between Consultant and ANLT.

18. Governing Law

This Consulting Agreement will be governed pursuant to the laws of Texas.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Consulting Agreement.

Analytical Surveys, Inc. a Colorado corporation,

/s/ Lori Jones

Lori A. Jones

CEO

Pluris Partners, Inc.

/s/ Michael O'Derrick

Michael O'Derrick

President